Exhibit 99.4

ROYAL BANK OF CANADA One Liberty Plaza New York, New York 10006-1404	DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005-2858

HSBC BANK CANADA 800-407 8th Avenue SW Calgary, Alberta T2P 1E5	HSBC BANK USA, NATIONAL ASSOCIATION 452 Fifth Avenue New York, New York 10018
THE TORONTO-DOMINION BANK
333 – 7th Ave S.W., Suite 910
Calgary, Alberta T2P 2Z1
August 24, 2008
$1,200,000,000 Senior Secured Facilities
$400,000,000 Senior Unsecured Facility
Commitment Letter
Precision Drilling Corporation
150 6th Avenue SW
Suite 4200
Calgary, AB T2P 3Y7
Canada
Attention: Doug J. Strong
Ladies and Gentlemen:
          Precision Drilling Corporation (“you” or the “Borrower”), a wholly-owned subsidiary of Precision Drilling Trust (“Holdings”), has advised Royal Bank of Canada (“Royal Bank”), RBC Capital Markets* (“RBCCM”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank Securities Inc. (“DBSI”), HSBC Bank Canada (“HSBC Canada”), HSBC Bank USA, National Association (“HSBC US”) and The Toronto-Dominion Bank (“TD”; together with Royal Bank, RBCCM, DBCI, DBSI, HSBC Canada and HSBC US, the “Commitment Parties”) that you intend to acquire the Target and consummate the other transactions described in the introductory paragraph of Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them in said paragraph or in the Exhibits attached hereto.
          RBCCM and DBSI are pleased to advise you that they are willing to act as the joint lead arrangers and joint bookrunners for the Credit Facilities and each of Royal Bank, DBCI, HSBC Canada,

*	RBC Capital Markets is a brand name for the investment banking activities of Royal Bank of Canada and its affiliates.
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HSBC US and TD is pleased to advise you of its several commitment to provide the amount of each of the Credit Facilities set forth next to its name in the table of commitments set forth in Annex A hereto. This Commitment Letter and the Summaries of Terms and Conditions attached as Exhibits A and B hereto (the “Term Sheets”), respectively, set forth the principal terms and conditions on and subject to which Royal Bank, DBCI, HSBC Canada and TD are willing to make available the Senior Secured Facilities and Royal Bank, DBCI and HSBC US are willing to make available the Senior Unsecured Facility.
          It is agreed that RBCCM and DBSI will act as the joint lead arrangers and joint bookrunners in respect of the Credit Facilities (in such capacities, the “Lead Arrangers”), that Royal Bank will act as the sole administrative agent in respect of the Senior Secured Facilities, that DBSI will act as the sole syndication agent in respect of the Senior Secured Facilities, that DBSI will act as the sole administrative agent in respect of the Senior Unsecured Facility, that Royal Bank will act as the sole syndication agent in respect of the Senior Unsecured Facility, that HSBC Canada and TD will act as co-documentation agents in respect of the Senior Secured Facilities and that HSBC US will act as documentation agent in respect of the Senior Unsecured Facility, with RBCCM having left lead placement in any marketing materials used in connection with the Senior Secured Facilities and DBSI having left lead placement in any marketing materials used in connection with the Senior Unsecured Facility. You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and Fee Letter referred to below) will be paid in connection with (a) the Senior Secured Facilities unless you and the Commitment Parties holding a majority of the commitments hereunder in respect of the Senior Secured Facilities shall so agree and (b) the Senior Unsecured Facility unless you and the Commitment Parties holding a majority of the commitments hereunder in respect of the Senior Unsecured Facility shall so agree.
          We intend to syndicate the Credit Facilities to a group of lenders (together with Royal Bank, DBCI, HSBC Canada, HSBC US and TD, the “Lenders”) identified by us in consultation with you. We intend to commence syndication efforts promptly, and you agree actively to assist us in completing a syndication satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships and those of the Target, (b) direct contact between senior management and advisors of Holdings, the Borrower and, to the extent reasonable and available, the Target and the proposed Lenders (and your using commercially reasonable efforts to ensure such contact between the senior management and advisors of the Target and the proposed Lenders), (c) as set forth in the next paragraph, assistance from Holdings, the Borrower and, to the extent reasonable and available, the Target (including the use of commercially reasonable efforts to cause the Target and its subsidiaries and representatives and advisors to assist) in the preparation of materials to be used in connection with the syndication (collectively, with the Term Sheets, the “Information Materials”), (d) the hosting, with us and senior management of Holdings, the Borrower and, to the extent reasonable and available, the Target, of one or more meetings of prospective Lenders (and your using commercially reasonable efforts to ensure participation in such meetings by the senior management and advisors of the Target) and (e) your providing the Lead Arrangers a reasonable period of time to syndicate the Credit Facilities prior to the Closing Date, which in no event shall be less than 30 days from the date of delivery by the Borrower to the Lead Arrangers of the Confidential Information Memoranda. The Commitment Parties acknowledge and agree that completion of such syndication is not a condition precedent to their commitments hereunder.
          You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material
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non-public information (within the meaning of United States federal securities laws) with respect to Holdings, the Borrower, the Target, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. You also acknowledge that Commitment Party Public-Siders who are publishing debt analysts may participate in any meetings held pursuant to clause (d) of the preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Credit Facilities has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the Credit Facilities to trade or (ii) in violation of any confidentiality agreement between you and the relevant Commitment Party.
          The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Credit Facilities and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.
          The Borrower hereby authorizes the Commitment Parties to distribute drafts of definitive documentation with respect to the Credit Facilities to Private-Siders and Public-Siders.
          The Lead Arrangers, will manage, in consultation with you, HSBC Canada, HSBC US and TD, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. The Lead Arrangers will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that, as Lead Arrangers, RBCCM and DBSI are not advising Holdings or the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. Each of Holdings and the Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and none of the Lead Arrangers or the Commitment Parties shall have any responsibility or liability to Holdings or the Borrower with respect thereto.
          To assist us in our syndication efforts, you agree promptly to prepare and provide to us all information with respect to Holdings, the Borrower and the Target and their subsidiaries, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities, to the extent, in the case of information concerning the Target, such information is reasonably available to the Borrower. You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to us by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially
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misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.
          As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).
          Each Commitment Party’s commitments and agreements hereunder are subject to: (a) since December 31, 2007, except as described in the Grey Wolf Reports (as defined in the Draft Transaction Agreement (as defined in Exhibit C hereto)), there not occurring or becoming known to such Commitment Party any event or occurrence that has had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect (as defined in the Draft Transaction Agreement), (b) such Commitment Party not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting Holdings, the Borrower, the Target or the Transaction that in such Commitment Party’s reasonable judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to such Commitment Party prior to the date hereof; (c) such Commitment Party’s satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities (other than (i) the Senior Notes and (ii) convertible subordinated debentures and other junior securities or bank financings to the extent the execution thereof is coordinated with the syndication of the Credit Facilities to the reasonable satisfaction of the Arrangers and so long as the proceeds thereof are used to reduce the commitments hereunder in respect of the Credit Facilities) or bank financing (other than bilateral local lines of credit) by or on behalf of Holdings, the Borrower, the Target or any of their affiliates; (d) the closing of the Credit Facilities on or before February 28, 2009 or such later date as may be agreed by the Commitment Parties; and (e) the other conditions set forth or referred to in the Term Sheets. The terms and conditions of the commitments hereunder and of the Credit Facilities are not limited to those set forth herein and in the Term Sheets. Those matters that are not covered by the provisions hereof and of the Term Sheets are subject to the approval and agreement of the Commitment Parties and the Borrower, each acting reasonably.
          Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation relating to the Credit Facilities, or any other agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations relating to the Target and its subsidiaries and their respective businesses the making of which shall be a condition to availability of the Credit Facilities on the Closing Date, shall be (i) such of the representations made by or on behalf of the Target in the Transaction Agreement as are material to the interests of the Commitment Parties, but only to the extent that the Borrower (or Holdings) has the right to terminate its obligations under the Transaction Agreement as a result of a breach of such representations in the Transaction Agreement and (ii) the Specified Representations (as defined below) and (b) the terms of the definitive documentation relating to the Credit Facilities shall be in a form such that they do not impair availability of the Credit Facilities on the Closing Date if the conditions set forth in this Commitment Letter (including for the avoidance of doubt the exhibits and other attachments thereto) are satisfied (it being understood that, to the extent any collateral referred to in Exhibit A under “Collateral” may not be perfected by filing of UCC or PPSA financing statements or delivery of stock certificates, if the perfection of the Administrative Agent’s security interest in such collateral may not be accomplished prior to the Closing Date without undue burden or expense, then the Administrative Agent and the Borrower shall negotiate a reasonably satisfactory period following the Closing Date in which the Borrower and the Guarantors (as defined in Exhibit A) shall be required to perfect the interest in such collateral so that such
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perfection of the interest in such collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheets relating to power and authority, due authorization, execution and delivery and the enforceability of the definitive documentation relating to the Credit Facilities, no conflict with law or contractual obligations, approvals and consents, use of proceeds, Federal Reserve margin regulations and the Investment Company Act.
          You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are finally judicially determined to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse each Commitment Party and its affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of one US counsel and one Canadian counsel and one local counsel, as necessary, in each relevant jurisdiction, in each case, for all the Commitment Parties) incurred in connection with this Commitment Letter, the Term Sheets, the Fee Letter, the Credit Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification, waiver or enforcement thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are finally judicially determined to arise from the gross negligence or willful misconduct of such indemnified person. In addition, no indemnified person shall be liable for any special, indirect, consequential, exemplary or punitive damages in connection with the Credit Facilities.
          You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that each of the Commitment Parties is a full service securities and financial firm and each of them may from time to time effect transactions, for their own or their affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Holdings, the Borrower and their respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.
          Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning Holdings, you and the other companies that may be the subject of the
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transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.
          This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto and supersede all prior agreements or writings delivered prior to the date hereof.
          This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. The Borrower consents to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Term Sheets, the transactions contemplated hereby or the performance of services hereunder.
          This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, agents and advisors and, on a confidential basis, those of the Target who are directly involved in the consideration of this matter (except that Fee Letter may not be disclosed to the Target) or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof to the extent you may lawfully do so).
          Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in the Term Sheets), which information includes names and addresses and other information that will allow such Commitment Party to identify the Borrower and each Guarantor in accordance with the Patriot Act.
          The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder.
          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on August 24, 2008. This offer will
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automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.
Commitment Letter

          We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ Blair J. Fleming
Name:	Blair J. Fleming
Title:	Attorney-in-Fact

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Calli S. Hayes
Name:	Calli S. Hayes
Title:	Managing Director

By:	/s/ David Mayhen
Name:	David Mayhen
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Steve Cunningham
Name:	Steve Cunningham
Title:	Managing Director

By:	/s/ Mark Fedrcik
Name:	Mark Fedrcik
Title:	Managing Director
Commitment Letter

HSBC BANK CANADA

By:	/s/ Vivek Varma
Name:	Vivek Varma
Title:	Associate Director

THE TORONTO-DOMINION BANK

By:	/s/ Derek Koppe
Name:	Derek Koppe
Title:	Vice President
Commitment Letter

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ David Morin
Name:	David Morin
Title:	Senior Vice President, Portfolio Management ID#15337
Commitment Letter

Accepted and agreed to as of
the date first above written:

PRECISION DRILLING CORPORATION

By:	/s/ Douglas J. Strong
Name: Douglas J. Strong
Title: Chief Financial Officer
Commitment Letter

Annex A
COMMITMENTS*

	Tranche A	Tranche B	Revolving	Senior Unsecured
Commitment Party	Term Facility	Term Facility	Facility	Facility
Royal Bank of Canada

Deutsche Bank AG Cayman Islands Branch

HSBC Bank Canada

HSBC Bank USA, National Association

The Toronto-Dominion Bank

*	[Information relating to the commitment amount of each commitment party has been omitted]
Commitment Letter Annex A

Annex B
SOURCES AND USES TABLE1

		(in millions)
Sources:
	Term Loans	$800.0
	Revolving Loans	$80.1
	Senior Notes or Senior Unsecured Facility	$400.0
	Borrower Cash[2]	$286.6
	Equity	$867.0

	Total Sources	$2,433.7

Uses:
	Purchase of Common Stock	$1,609.3
	Refinancing of Indebtedness	$728.4
	Payment of Fees and Expenses	$96.0

	Total Uses	$2,433.7

[1]	All amounts are based on the model agreed between the Borrower and the Commitment Parties and the forecasts and estimates contained therein, with such adjustments as agreed by the Borrower and the Commitment Parties on or prior to the date hereof. Sources and uses relating to equity and the refinancing of the Convertible Securities (as defined in Exhibit A) are subject to change based upon fluctuations in Holdings’ unit price.

[2]	The amount of “Borrower Cash” is estimated to be the amount set forth in the Sources and Uses Table. Any consequential changes in this amount based on the actual amount of the Borrower’s consolidated cash as of the Closing Date will result in changes in the amount of Revolving Loans used on the Closing Date to finance the Transaction, subject to the cap thereon set forth in the Term Sheets.
Commitment Letter Annex B

EXHIBIT A
PRECISION DRILLING CORPORATION
SENIOR SECURED FACILITIES
Summary of Terms and Conditions

          Precision Drilling Corporation (the “Borrower”) intends to acquire (the “Transaction”) Grey Wolf, Inc. (the “Target”), all as previously described to the Lenders. In connection therewith: (a) Precision Drilling Trust (“Holdings”), the Borrower and/or one or more of their respective subsidiaries will enter into an agreement (the “Transaction Agreement”) with the Target pursuant to which the Borrower and/or one or more of its or Holdings’ subsidiaries will acquire the stock of the Target; (b) the Borrower will obtain senior secured credit facilities (the “Senior Secured Facilities”) comprised of $800,000,000 of term loan facilities and a $400,000,000 revolving credit facility; and (c) the Borrower will obtain $400,000,000 (reduced by the amount of the Target’s Floating Rate Contingent Convertible Senior Notes Due 2024 and 3.75% Contingent Convertible Senior Notes due 2023 (collectively, the “Convertible Securities”) that the Borrower determines on or prior to the Closing Date will not be converted or redeemed on or after the Closing Date) in cash proceeds from either (i) the issuance of senior notes (the “Senior Notes”) in a Rule 144A or other private placement or (ii) if the Borrower is unable to issue the full amount of the Senior Notes at or prior to the time the Transaction is consummated, a senior unsecured facility (the “Senior Unsecured Facility”; together with the Senior Secured Facilities, the “Credit Facilities”). Set forth below is a summary of the terms and conditions for the Senior Secured Facilities. All amounts set forth herein are denominated in U.S. dollars unless otherwise indicated.

1.	PARTIES

	Borrower:	The Borrower. The Borrower may from time to time before or after the Closing Date designate other U.S. or Canadian direct or indirect wholly-owned subsidiaries of the Borrower or Holdings to be borrowers under the Senior Secured Facilities in addition to or in place of the Borrower, subject to terms and conditions to be agreed, including but not limited to each such borrower being liable for its borrowings under the Senior Secured Facilities and guaranteeing the borrowings of each other borrower and the delivery of customary documentation and opinions reasonably satisfactory to the Administrative Agent and Holdings pledging, directly or indirectly, the stock of each borrower in favor of the Lenders.

	Guarantors:	Holdings and each of the Borrower’s direct and indirect, existing and future, material subsidiaries incorporated in Canada or the United States and other direct or indirect subsidiaries of Holdings to be agreed upon which, collectively with Holdings and Holdings’ direct and indirect subsidiaries incorporated in Canada or the United States, account for no less than 85% of the consolidated EBITDA of Holdings and the Target (with a reasonable cure period provided in the event of any deficiency in meeting such threshold after the Closing Date); provided, that the EBITDA attributable to any Excluded Assets (as defined below) shall not be counted in the determination of whether the above threshold is satisfied (collectively, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”).
Commitment Letter Term Sheet — Senior Secured Facilities

	Joint Lead Arrangers and Bookrunners:	RBC Capital Markets and Deutsche Bank Securities Inc. (“DBSI”) (in such capacity, the “Arrangers”).

	Administrative Agent:	Royal Bank of Canada (“Royal Bank” and, in such capacity, the “Administrative Agent”).

	Syndication Agent:	DBSI (in such capacity, the “Syndication Agent”).

	Co-Documentation Agents:	HSBC Bank Canada (“HSBC Canada”) and The Toronto-Dominion Bank (“TD and collectively with HSBC Canada in such capacities, the “Co-Documentation Agents” and collectively with the Administrative Agent and the Syndication Agent, the “Agents”).

	Lenders:	A syndicate of banks, financial institutions and other entities, including Royal Bank, Deutsche Bank AG Cayman Islands Branch (“DBCI”), HSBC Canada and TD, arranged by the Arrangers (collectively in this Exhibit A, the “Lenders”).

2.	TYPES AND AMOUNTS OF SENIOR SECURED FACILITIES

A.	Term Facilities

	Type and Amount:	Term loan facilities (the “Term Facilities”; the loans thereunder, the “Term Loans”) as follows:

Tranche A Term Facility: A five-year term loan facility (the “Tranche A Term Facility”) in the amount of $400,000,000 (the loans thereunder, the “Tranche A Term Loans”). The Tranche A Term Loans shall be repayable in quarterly installments in aggregate annual amounts equal to 5% of the original principal amount thereof in the first year following the Closing Date (as defined below), 10% of the original principal amount thereof in the second year following the Closing Date, 10% of the original principal amount thereof in the third year following the Closing Date and 15% of the original principal amount thereof in the fourth year following the Closing Date, with the balance payable on the final maturity date thereof.

• [Information relating to pricing of the Tranche A Term Loans has been omitted]. [3]

A portion of the Tranche A Term Facility in an amount to be agreed upon will be available for borrowings in Canadian

[3]	[Information relating to pricing of the Tranche A Term Loans has been omitted].
Commitment Letter Term Sheet — Senior Secured Facilities

dollars.

Tranche B Term Facility: A 5.75-year term loan facility (the “Tranche B Term Facility”) in the amount of $400,000,000 (the loans thereunder, the “Tranche B Term Loans”). The Tranche B Term Loans shall be repayable in quarterly installments in an aggregate annual amount equal to 1% of the original principal amount thereof, with the balance payable on the final maturity date thereof.

[Information relating to the pricing of the Tranche B Term Loans has been omitted]. [4]

	Availability:	The Term Loans shall be made in a single drawing on the Closing Date.

	Purpose:	The proceeds of the Term Loans shall be used to finance a portion of the Transaction (including expenses related thereto and the refinancing of the Convertible Securities after the Closing Date).

B.	Revolving Facility

	Type and Amount:	A five-year revolving facility (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”) in the amount of $400,000,000 (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans”; and together with the Term Loans, the “Loans”).

	Availability:	The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (the “Revolving Termination Date”). Up to $100,000,000 of Revolving Loans (or such higher amount as may be agreed between the Borrower and the Arrangers, each acting reasonably) plus any additional amounts necessary to finance any original issue discount in respect of the Term Loans may be borrowed on the Closing Date to finance the Transaction (exclusive of any Letters of Credit that need to be issued on the Closing Date to replace any letters of credit of the Target) and the refinancing of indebtedness and payment of fees and expenses in connection therewith. A portion of the Revolving Facility in an amount to be agreed upon will be available for

[4]	[Information relating to pricing of the Tranche B Term Loans has been omitted].
Commitment Letter Term Sheet — Senior Secured Facilities

borrowings in Canadian dollars.

Maturity:	The Revolving Termination Date.

Letters of Credit:	A portion of the Revolving Facility not in excess of an amount to be agreed upon (but in any event not less than $200,000,000) shall be available for the issuance of letters of credit (the “Letters of Credit”) by [Information relating to the letter of credit commitments of the Lenders has been omitted] (in such capacity and collectively, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above). An amount of Letters of Credit to be agreed upon may be denominated in Canadian dollars.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans, in each case in the currency drawn) on the same business day (or on the next business day if notice of such drawing is received after 10:00 a.m.). To the extent that the Borrower does not so reimburse the Issuing Lender (a) absent an event of default caused by bankruptcy, insolvency or winding up, the amount drawn shall constitute a Revolving Loan in the currency drawn bearing interest at the ABR plus the Applicable Margin or the Canadian Prime Rate plus the Applicable Margin, as applicable, and the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to fund participations in such Revolving Loans on a pro rata basis and (b) otherwise, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligations on a pro rata basis.

Swingline Loans:	$10,000,000 of the Revolving Facility shall be available for swingline loans (the “Swingline Loans”) from Royal Bank on same-day notice. Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall be unconditionally and irrevocably required to purchase, under certain circumstances, a pro rata participation in each Swingline Loan. An amount of Swingline Loans to be agreed upon will be available for borrowings in Canadian dollars.

Bankers’ Acceptances:	A portion of the Revolving Facility not in excess of an amount to be agreed upon shall, in addition to other customary availability options, be available for the issuance of bankers’ acceptances or the making of BA equivalent loans on customary term.
Commitment Letter Term Sheet — Senior Secured Facilities

	Purpose:	The proceeds of the Revolving Loans shall be used to finance the working capital needs and general corporate purposes of the Borrower, Holdings and their respective subsidiaries; provided that not more than $100,000,000 (exclusive of any Letters of Credit that need to be issued on the Closing Date to replace any letters of credit of the Target), or such higher amount as may be agreed between the Borrower and the Arrangers, each acting reasonably, plus any additional amounts necessary to finance any original issue discount in respect of the Term Loans may be used to finance the Transaction and the refinancing of indebtedness and payment of fees and expenses in connection therewith.

C.	Incremental Facilities	At any time the Borrower shall have the right, on one or more occasions, to increase the amount of the Term Facilities and/or the Revolving Facility by incurring an incremental term loan facility, increasing the Term A Term Facility and/or the Term B Term Facility and/or increasing the Revolving Facility in an aggregate amount not to exceed $150,000,000 (each, an “Incremental Facility”); provided, that (i) if such Incremental Facility is a term loan facility, the terms of such Incremental Facility shall be the same as the terms applicable to the Tranche A Term Loans (to the extent such Incremental Facility is an increase in the Tranche A Term Facility or is an incremental term loan facility with material amortization) or the Tranche B Term Loans (to the extent such Incremental Facility is an increase in the Tranche B Term Facility or is an incremental term loan facility with nominal amortization), as the case may be, except that (x) the maturity date and amortization applicable to such Incremental Facility will be as agreed by the Borrower and the lenders providing such Incremental Facility (but in no event shall such Incremental Facility mature prior to, or have a weighted average life shorter than, the Tranche A Term Loans or the Tranche B Term Loans, as the case may be) and (y) the margins applicable to borrowings thereunder shall be as agreed by the Borrower and the lenders providing such Incremental Facility (provided that in the event that the margins applicable to such borrowings (as adjusted to reflect any original issue discount and upfront fees) is more than 0.25% greater than the margins applicable to the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, the margins applicable to the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, shall be increased so that the amount of such difference is equal to 0.25%); (ii) the lenders providing any such Incremental Facility shall be reasonably acceptable to the Administrative Agent; (iii) if such Incremental Facility is an increase in the Revolving Facility, the terms of such Incremental Facility shall be identical to those of the Revolving Facility (other than with respect to upfront fees or original issue
Commitment Letter Term Sheet — Senior Secured Facilities

discount); (iv) after giving effect thereto, the Borrower shall be in pro forma compliance with the financial covenants; (v) all representations and warranties shall be true and correct; and (vi) no default or event of default shall have occurred and be continuing nor will result therefrom. No existing Lender will be obligated to provide any such Incremental Facility.

3.	CERTAIN PAYMENT PROVISIONS

	Fees and Interest Rates:	As set forth on Annex I.

	Optional Prepayments and Commitment Reductions:	Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts to be agreed upon. Optional prepayments of the Term Loans shall be applied to installments thereof as directed by the Borrower. Optional prepayments of the Term Loans may not be reborrowed.

	Mandatory Prepayments:	The following amounts shall be applied to prepay the Term Loans:

(a) 100% of the net proceeds of any incurrence of debt (including convertible debentures) after the Closing Date by Holdings, the Borrower or any of its subsidiaries (subject to exceptions to be agreed, including for any Incremental Facility), provided that, the net proceeds of any such incurrence of debt (including any issuance of Senior Notes) will be applied first to repay the Senior Unsecured Facility.

(b) 100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by Holdings, the Borrower or any of its subsidiaries of any assets, except for sales of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other customary exceptions (including capacity to reinvest within 12 months of sale) to be agreed upon.

(c) 50% of excess cash flow (to be defined, but to be calculated after deducting permitted capital expenditures and Distributable Cash (as defined below) for such fiscal year) for each fiscal year of the Borrower (commencing with the 2009 fiscal year), provided, that the foregoing percentage shall be reduced to (i) 25% for any fiscal year in which the total leverage ratio as of the end of such fiscal year is less than 1.5 to 1.0 and (ii) 0% for any fiscal year in which the total leverage ratio as of the end of such fiscal year is less than 1.25 to 1.0.

Mandatory prepayments of the Term Loans shall be applied pro rata to the Tranche A Term Loans and the Tranche B Term Loans, and first to scheduled installments thereof occurring within the next 18 months in direct order of maturity and second ratably to the remaining respective installments thereof.
Commitment Letter Term Sheet — Senior Secured Facilities

Mandatory prepayments of the Term Loans may not be reborrowed.

The Revolving Loans shall be prepaid and the Letters of Credit shall be cash collateralized or replaced to the extent such extensions of credit exceed the Revolving Commitments.

4.	COLLATERAL	The obligations of each Loan Party in respect of the Senior Secured Facilities and any swap agreements provided by any Lender (or any affiliate of a Lender) shall be secured by a perfected first priority security interest in all of its tangible and intangible assets (including, without limitation, intellectual property, material real property and all of the capital stock of the Borrower and each of the Borrower’s direct and indirect subsidiaries), except for certificated motor vehicles and bank accounts in the United States, assets outside of Canada and the United States (provided that the EBITDA attributable to assets of the Loan Parties outside of Canada and the United States upon which the Lenders do not have security (the “Excluded Assets”) shall not exceed 15% of the consolidated EBITDA of Holdings and the Target, with a reasonable cure period provided in the event of any deficiency in meeting such threshold after the Closing Date) and those assets as to which the Administrative Agent shall determine in its reasonable discretion that the cost of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby (collectively, the “Collateral”). The Senior Secured Facilities may be secured on a pari passu basis with one or more bilateral operating facilities in an aggregate amount of up to $60 million to be provided by Royal Bank and/or other Lenders (the “Operating Facilities”).

5.	CERTAIN CONDITIONS

	Initial Conditions:	The availability of the Senior Secured Facilities shall be conditioned upon the satisfaction of the conditions set forth in Exhibit C (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”).

	On-Going Conditions:	The making of each extension of credit, including the initial borrowing thereunder (subject to the twelfth paragraph of the Commitment Letter to which this Exhibit A is attached), shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the documentation (the “Senior Secured Credit Documentation”) with respect to the Senior Secured Facilities (including, without limitation, the material adverse change and litigation representations, provided that the material adverse change representation as it relates to the Target on the Closing Date shall conform to the Transaction Agreement) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of,
Commitment Letter Term Sheet — Senior Secured Facilities

such extension of credit. As used herein and in the Senior Secured Credit Documentation a “material adverse change” shall mean any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Holdings and its subsidiaries taken as a whole or (b) the validity or enforceability of any of the Senior Secured Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

6.	CERTAIN DOCUMENTATION MATTERS

The Senior Secured Credit Documentation shall contain representations, warranties, covenants and events of default (in each case, applicable to Holdings, the Borrower and its subsidiaries) customary for financings of this type and other terms deemed appropriate by the Lenders (including customary carveouts and materiality and reasonableness standards and based on current market conditions but taking into account the terms of the Borrower’s existing credit agreement), including, without limitation:

	Representations and Warranties:	Financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change (which shall take into account the contingent tax liability referred to in clause (i)(m) of “Negative Covenants” below); existence; compliance with law; power and authority; enforceability of Senior Secured Credit Documentation; no conflict with law or contractual obligations; approvals and consents; no material litigation or governmental actions; no default; ownership of property; liens; intellectual property; taxes; insurance; Federal Reserve regulations; labor matters; ERISA and other pension matters; Investment Company Act and other regulations; subsidiaries; use of proceeds; environmental matters; accuracy of disclosure; creation and perfection of security interests; solvency; and status of Senior Secured Facilities as senior debt. The foregoing shall be subject to customary exceptions and materiality and reasonableness qualifiers to be agreed.

	Affirmative Covenants:	Delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates, compliance certificates and other information reasonably requested by the Lenders; payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests
Commitment Letter Term Sheet — Senior Secured Facilities

in after-acquired property); and agreement to obtain interest rate protection in an amount and manner satisfactory to the Administrative Agent. The foregoing shall be subject to customary exceptions and materiality and reasonableness qualifiers to be agreed.

Financial Covenants:	Minimum interest coverage ratio of 3.0 to 1.0, minimum fixed charge coverage ratio of 1.05 to 1.0 in 2009 and 1.10 to 1.0 thereafter and maximum total leverage ratio of 3.0 to 1.0; provided, that any debt in respect of the Convertible Securities shall not count in the determination of the financial covenants to the extent cash in respect of the conversion and settlement thereof has been deposited with the trustee thereof.

Negative Covenants:	Limitations on the following, with the exceptions (with limitations thereon to be agreed upon) set forth below and other customary exceptions for financings of this type and to take into account the Borrower’s business:

(i) Indebtedness (including guarantee obligations), with exceptions to include, without limitation (a) capital leases and purchase money debt in an amount to be agreed, (b) the Operating Facilities and other local working capital debt facilities for the Borrower and subsidiaries of the Borrower and Holdings in an amount to be agreed, (c) debt incurred to finance an acquisition in an amount to be agreed, (d) assumed debt existing on an entity or assets at the time of the acquisition thereof and not incurred in contemplation thereof in an amount to be agreed, (e) unsecured debt maturing outside the Senior Secured Facilities in an amount to be agreed, (f) debt in existence on the Closing Date satisfactory to the Lead Arrangers, acting reasonably, including the Convertible Securities, (g) certain intercompany debt, (h) debt under non-speculative hedge agreements, (i) earn-outs and other indemnification obligations in connection with permitted acquisitions, (j) debt under cash management arrangements in the ordinary course of business, (k) insurance obligations and take and pay obligations in the ordinary course of business, (l) letters of credit, surety bonds and deposits for statutory obligations and performance obligations in the ordinary course of business, (m) additional debt used to finance contingent tax liabilities disclosed in Holdings’ most recently disclosed financial statements delivered prior to the Closing Date in an amount to be agreed, (n) convertible subordinated debt securities in an amount to be agreed and (o) additional debt in an amount to be agreed.

(ii) Liens, with exceptions to include, without limitation (a) liens on the assets financed with capital lease or purchase money debt, (b) liens on the assets of local subsidiaries securing the working capital facilities referred to in clause (b) of
Commitment Letter Term Sheet — Senior Secured Facilities

“Indebtedness” above, (c) liens securing debt of the type referred to in clause (d) of “Indebtedness” above, (d) liens securing debt of the type referred to in clause (f) of “Indebtedness” above and (e) customary liens on cash and cash equivalents securing debt of the type referred to in clause (l) of “Indebtedness” above to the extent granted in the ordinary course of business consistent with past practices.

(iii) Mergers, amalgamations, plans of arrangement, consolidations, liquidations and dissolutions, with exceptions to include, without limitation, (a) any such transaction between Guarantors (other than Holdings) or with a non-Guarantor into a Guarantor (so long as in any such case the security interests in respect of the Collateral are maintained), (b) any such transaction between non-Guarantors and (c) Permitted Reorganizations (as defined below).

(iv) Sales of assets, with exceptions to include, without limitation, (a) unlimited amounts of asset sales made at or above fair market value and for a minimum percentage of cash consideration to be agreed and (b) annual basket limitations in amounts to be agreed.

(v) Dividends, capital distributions and other cash payments in respect of capital stock or trust units, including, without limitation, redemptions by Holdings (but excluding any in-kind non-cash distributions and any distributions to the Loan Parties located in the United States and Canada). Provided no default or event of default shall have occurred and be continuing or will result therefrom, Holdings shall be permitted to make cash distributions of any kind to its unitholders in an aggregate amount per fiscal year not to exceed 100% of Distributable Cash (to be defined).

(vi) [Information related to limitations on certain expenditures has been omitted].
Commitment Letter Term Sheet — Senior Secured Facilities

(vii) Acquisitions, investments, loans and advances, with exceptions to include, without limitation: (a) unlimited amounts of permitted acquisitions of all or substantially all of the capital stock or assets of an entity or a business line, (b) investments in joint ventures in an amount to be agreed and (c) additional investments in an amount to be agreed.

(viii) Payments and modifications of subordinated and other material debt instruments.

(ix) Transactions with affiliates.

(x) Sale-leasebacks.

(xi) Changes in fiscal year, (with an exception for any changes pursuant to a Permitted Reorganization).

(xii) Negative pledge clauses.

(xiii) Clauses restricting subsidiary distributions.

(xiv) Material changes in business.

(xv) Amendments to the Transaction Agreement, other transaction documents and certain other material contracts (including without limitation Holdings’ trust indenture (or any similar or succeeding contract) which are materially adverse to the Lenders.

(xvi) Issuance of redemption notes pursuant to the trust unit redemption requirements of Holdings’ trust indenture (or any similar or succeeding contract including any note indenture entered into in relation thereto) unless such redemption notes are subject to subordination provisions acceptable to the Administrative Agent, acting reasonably.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain covenants, to a grace period to be agreed upon); cross-default to material indebtedness; bankruptcy, insolvency and winding up events; certain ERISA and other pension events; material judgments or seizure of property; actual or asserted invalidity of any
Commitment Letter Term Sheet — Senior Secured Facilities

guarantee, security document or subordination provisions or non-perfection of security interest; changes in the passive holding company status of Holdings (excluding any such change resulting from a Permitted Reorganization); and a change of control (the definition of which is to be agreed upon) (excluding any such change resulting from a Permitted Reorganization).

Collateral Release	In the event that the Tranche B Term Loans have been repaid in full, the Collateral will be automatically released in the event the corporate family ratings of the Borrower are at least BBB- (with a stable outlook) from S&P and Baa3 (with a stable outlook) from Moody’s.

Voting:	Amendments and waivers with respect to the Senior Secured Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Term Loans and Revolving Commitments, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all of the value of the collateral and (iii) releases of all or substantially all of the value of the Guarantors.

The Senior Secured Credit Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least 75% of the aggregate amount of Term Loans and Revolving Commitments shall have consented thereto.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an event of default has occurred and is continuing, (b) the Administrative Agent, unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund, and (c) any Issuing Lender, unless a Term Loan is being assigned. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000 (in the case of the Term Facilities) and $5,000,000 (in the case of the Revolving Facility), in each case unless otherwise agreed by the Borrower and the Administrative
Commitment Letter Term Sheet — Senior Secured Facilities

Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500, payable by the assignor or the assignee, in connection with all assignments. The Lenders shall also be permitted to sell participations in their Loans without the consent of the Borrower or the Administrative Agent or any Issuing Lender. Participants shall have the same benefits as the selling Lenders (and will be limited to the amount of such benefits) with respect to yield protection and increased cost provisions subject to customary limitations. Voting rights of participants shall be limited to those matters set forth in clause (a) under “Voting” with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:	The Senior Secured Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Agents and the Arrangers associated with the syndication of the Senior Secured Facilities and the preparation, execution, delivery and administration of the Senior Secured Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one US counsel and one Canadian counsel and one local counsel, as necessary, in each relevant jurisdiction for all of the Credit Facilities, in each case, for all the Agents and the Arrangers) and (b) all out-of-pocket expenses of the Agents and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Senior Secured Credit Documentation.

The Agents, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Permitted Reorganizations:	The Senior Secured Credit Documentation shall contain provisions to permit (notwithstanding any default that would
Commitment Letter Term Sheet — Senior Secured Facilities

otherwise arise under the Senior Secured Credit Documentation as a result of any change of control provision or any other term, condition, covenant or event of default) a reorganization of the Borrower and/or Holdings and their respective direct and/or indirect subsidiaries as a consequence of the application of the Canadian “SIFT” rules and any related tax and corporate reorganization, and to permit an assumption of the Senior Secured Credit Documentation by the ultimate parent resulting from such reorganization and/or any subsidiaries thereof (the “New Borrower”), provided that (a) the New Borrower shall be solvent and organized under the laws of Canada, the United States, or a province or state thereof, (b) the New Borrower shall assume all obligations of the Borrower and Holdings and their respective subsidiaries (if applicable), and the ultimate parent, if not the New Borrower, will provide a guarantee of the New Borrower’s obligations and security (including provisions of any guarantees, security and subordination agreements from subsidiaries or affiliates of the ultimate parent), and the New Borrower shall deliver a legal opinion of Bennett Jones LLP and/or Mayer Brown LLP or other independent counsel reasonably satisfactory to the Administrative Agent that all such assumption agreements, guarantees, security agreements and subordinations are enforceable in accordance with their terms, (c) no default or event of default shall have occurred and be continuing nor will result therefrom, (d) the reorganization shall not result in any adverse tax consequences related to withholding tax or similar amounts on payments to the Lenders, (e) the collateral available to secure the Senior Secured Credit Facilities shall be substantially the same after the reorganization as prior thereto, (f) the reorganization shall not result in any changes to the creditworthiness of the Borrower and its subsidiaries other than permitted changes to be agreed and (g) the Administrative Agent shall receive such other representations and warranties, assurances, legal opinions (subject to customary qualifications and assumptions) and other documents with respect to such reorganization as may be reasonably requested by the Administrative Agent including, without limitation, to preserve as against the New Borrower and other entities resulting from the reorganization the substance of the reporting requirements, affirmative and negative covenants and events of default.

Security Release:	In the event of any permitted sale of subsidiary stock, any security on the stock or assets of such subsidiary, and the guarantee of such subsidiary, shall be released.

Governing Law and Forum:	State of New York.

U.S. Counsel to the Administrative Agent and the Arrangers:	Simpson Thacher & Bartlett LLP.
Commitment Letter Term Sheet — Senior Secured Facilities

Canadian Counsel to the Administrative Agent and the Arrangers:	Burnet, Duckworth & Palmer LLP.
Commitment Letter Term Sheet — Senior Secured Facilities

Annex I-A to Exhibit A
INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans denominated in U.S. dollars bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin; provided, that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

The Borrower may elect that the Loans denominated in Canadian dollars bear interest at a rate per annum equal to (a) the Canadian Prime Rate plus the Applicable Margin or (b) the B/A Discount Rate plus the Applicable Margin; provided, that all Swingline Loans shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin.

As used herein:

“ABR” means the higher of (i) the corporate base rate of interest announced or established by the Administrative Agent in the United States for U.S. dollar loans from time to time, changing effective on the date of announcement of said corporate base rate changes (the “Base Rate”) and (ii) the federal funds effective rate from time to time plus 0.5%. The Base Rate is not necessarily the lowest rate charged by the Lender acting as Administrative Agent to its customers; provided that, in respect of Tranche B Term Loans, “ABR” shall be no less than • [information relating to the pricing of the Loans has been omitted].

“Applicable Margin” means [information relating to the pricing of the Loans has been omitted].

“B/A Discount Rate” means the rate determined by the Administrative Agent for a period equal to one, two, three or six months (as selected by the Borrower) by reference to an agreed reference discount rate (CDOR) for bankers’ acceptances denominated in Canadian dollars.

“Canadian Prime Rate” shall have the meaning customarily assigned to such term in Canadian lending transactions.

“Eurodollar Rate” means the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on the Reuters Screen LIBOR01 Page; provided that, in respect of Tranche B Term Loans, the “Eurodollar Rate” shall be no less than • [information related to the pricing of the Tranche B Term Loans has been omitted].
Commitment Letter Term Sheet — Senior Secured Facilities

2

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”) or the Canadian Prime Rate (“Canadian Prime Rate Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”) on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	[Information related to the commitment fees for the Revolving Facility has been omitted].

Letter of Credit Fees:	The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of each such Letter of Credit (2/3 of the Applicable Margin for non-financial letters of credit). Such fee shall be shared ratably among the Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

A fronting fee equal to • [information relating to the fronting fee has been omitted] per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal, interest or other amount due under the Senior Secured Facilities, all outstanding Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to the relevant ABR Loans (or if such amounts are denominated in Canadian dollars, the Canadian Prime Rate).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Base Rate and Canadian Prime Rate Loans) for actual days elapsed.
Commitment Letter Term Sheet — Senior Secured Facilities

EXHIBIT B
PRECISION DRILLING CORPORATION
SENIOR UNSECURED FACILITY
Summary of Terms and Conditions

          Set forth below is a summary of the terms and conditions for the Senior Unsecured Facility. Capitalized terms used but not defined herein shall have the meanings set forth in the introductory paragraph of Exhibit A.

Initial Loans:	The Lenders (as defined below) will make unsecured loans (the “Initial Loans”) to the Borrower on the Closing Date (as defined below) in an aggregate principal amount not to exceed $400,000,000, reduced by the amount of the Convertible Securities that the Borrower determines on or prior to the Closing Date will not be converted or redeemed on or after the Closing Date.

Borrower:	The Borrower. The Borrower may from time to time before or after the Closing Date designate other U.S. or Canadian direct or indirect wholly-owned subsidiaries of the Borrower or Holdings to be borrowers under the Senior Unsecured Facility in addition to or in place of the Borrower, subject to terms and conditions to be agreed, including but not limited to each such borrower being liable for its borrowings under the Senior Unsecured Facility and guaranteeing the borrowings of each other borrower and the delivery of customary documentation and opinions reasonably satisfactory to the Administrative Agent.

Guarantors:	The Senior Unsecured Facility Debt (as defined below) shall be jointly and severally guaranteed by all guarantors of the Senior Secured Facilities on a senior basis (the “Guarantors”).

Administrative Agent:	Deutsche Bank Securities Inc. (“DBSI”; in such capacity, the “Administrative Agent”) will act as Administrative Agent for the Lenders holding the Initial Loans from time to time.

Syndication Agent:	Royal Bank of Canada (“Royal Bank”; in such capacity, the “Syndication Agent”) will act as Syndication Agent for the Lenders holding the Initial Loans from time to time.

Documentation Agent:	HSBC Bank USA, National Association (“HSBC US”; in such capacity, the “Documentation Agent” and collectively with the Administrative Agent and the Syndication Agent, the “Agents”) will act as Documentation Agent for the Lenders holding the Initial Loans from time to time.

Joint Lead Arrangers and Bookrunners:	RBC Capital Markets (“RBCCM”) and DBSI (together with RBCCM, in such capacity, the “Arrangers”).

Lenders:	Royal Bank, Deutsche Bank AG Cayman Islands Branch (“DBCI”), HSBC US and any other holder of any portion of the
Commitment Letter Term Sheet — Senior Unsecured Facility

2

Initial Loans or of any commitment to make the Initial Loans are collectively referred to in this Exhibit B as the “Lenders.”

Use of Proceeds:	The proceeds of the Initial Loans will be used to provide funds to finance a portion of the Transaction (including to refinance the Convertible Securities after the Closing Date).

Funding:	The Lenders will make the Initial Loans simultaneously with (a) the consummation of the Transaction and (b) the initial funding under the Senior Secured Facilities. The date on which such Initial Loans are made and the Transaction is consummated is herein called the “Closing Date.”

Maturity/Exchange:	The Initial Loans will initially mature on the date that is 12 months following the Closing Date (the “Initial Loan Maturity Date”), which may be extended as provided below. If any Initial Loan has not been previously repaid in full on or prior to the Initial Loan Maturity Date, the Lender in respect of such Initial Loan will have the option at any time or from time to time to receive Exchange Notes (the “Exchange Notes”; together with the Initial Loans, the “Senior Unsecured Facility Debt”) in exchange for such Initial Loan having the terms set forth in the term sheet attached hereto as Annex I. The maturity of any Initial Loans that are not exchanged for Exchange Notes on the Initial Loan Maturity Date shall automatically be extended to the eighth anniversary of the Closing Date. Such exchange and/or extension of the Initial Loans, in each case, on the Initial Loan Maturity Date shall be subject to the following conditions: (i) there has been no payment default or acceleration under the Senior Unsecured Facility, (ii) there has been no acceleration under the Credit Facilities or under any other debt of the Borrower, (iii) all fees due to the Arrangers on such date have been paid in full and (iv) such exchange and/or extension would not violate any injunction, decree order or judgment.

The Initial Loans and the Exchange Notes shall be pari passu for all purposes.

Interest:	[Information relating to the pricing of the Initial Loans has been omitted].

Mandatory Prepayment:	The Borrower will be required to prepay Initial Loans (and, if issued, redeem Exchange Notes, other than the Fixed Rate Exchange Notes (as defined below)) on a pro rata basis, at par plus accrued and unpaid interest from 100% of the net cash proceeds (after deduction of, among other things, amounts required, if any, to repay the Senior Secured Facilities) of the sale of any assets outside the ordinary course of business and the incurrence of any debt (including the Senior Notes, but excluding any Incremental Facility), in each case subject to exceptions and baskets to be agreed including, in the case of asset sales, a right to reinvest
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within 12 months of sale. In addition, after any payments required to be made to repay the Senior Secured Facilities have been paid in full, the Borrower will be required to redeem the Initial Loans and, if issued, the Exchange Notes but not the Fixed Rate Exchange Notes (as defined below), upon the occurrence of a change of control (which will be defined to exclude a Permitted Reorganization) at par plus accrued and unpaid interest.

Optional Prepayment:	The Initial Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time upon three days’ prior notice, at par plus accrued and unpaid interest.

Documentation:	Usual for facilities and transactions of this type as may be reasonably agreed by the Arrangers and the Lenders (such documentation, the “Senior Unsecured Facility Documentation”).

Conditions Precedent:	The availability of the Senior Unsecured Facility shall be conditioned upon the satisfaction of the conditions set forth in Exhibit C.

Representations and Warranties:	Usual for facilities and transactions of this type and others as reasonably agreed by the Arrangers, the Lenders and the Borrower. As appropriate, such representations and warranties shall be substantially similar to the representations and warranties set forth in the Senior Secured Credit Documentation.

Covenants:	Usual for facilities and transactions of this type and others as may be reasonably agreed by the Arrangers, the Lenders and the Borrower, including, without limitation, restrictions on the incurrence of indebtedness, the payment of dividends, capital distributions and other payments in respect of capital stock or trust units, redemption of capital stock or trust units and making certain investments, the incurrence of liens, the sale of assets and the sale of subsidiary stock, entering into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances, entering into affiliate transactions, entering into mergers, amalgamations, plans of arrangement, consolidations and sales of substantially all the assets of the Borrower and its subsidiaries and requirements as to future subsidiary guarantors. Prior to the Initial Loan Maturity Date, the covenants will be more restrictive than those in the Exchange Notes but less restrictive than the Senior Secured Facilities. Following the Initial Loan Maturity Date, the covenants relevant to the Initial Loans will automatically be modified so as to be consistent with the Exchange Notes.

Events of Default:	Usual for facilities and transactions of this type and others as may be reasonably agreed by the Arrangers, the Lenders and the Borrower and less restrictive than the Events of Default in the Senior Secured Facility. Following the Initial Loan Maturity Date, the events of default relevant to the Initial Loans will
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automatically be modified so as to be consistent with the Exchange Notes.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including standard protective provisions for such matters as increased costs, funding losses, capital adequacy, requirements of law and withholding taxes.

Assignment and Participation:	Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), the Lenders will have the right to assign Initial Loans and commitments without the consent of the Borrower; provided that, for the twelve month period commencing on the Closing Date, the consent of the Borrower (not to be unreasonably withheld) shall be required with respect to any assignment that would result in the Agents collectively holding less than 50.1% of the aggregate outstanding principal amount of the Initial Loans. Assignments will be by novation that will release the obligation of the assigning Lender.

The Lenders will have the right to participate their Initial Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Voting:	Amendments and waivers of the Senior Unsecured Facility Documentation will require the approval of Lenders holding more than 50% of the outstanding Initial Loans, except that (i) the consent of each affected Lender will be required for (a) reductions of principal, interest rates or spread, (b) except as provided under “Maturity/Exchange” above, extensions of the Initial Loan Maturity Date, (c) additional restrictions on the right to exchange Initial Loans for Exchange Notes or any amendment of the rate of such exchange and (d) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (ii) the consent of 100% of the Lenders shall be required with respect to (a) modifications to any of the voting percentages, (b) modifications to the redemption provisions and (c) releases of all or substantially all of the Guarantors.

Expenses and Indemnification:	The Senior Unsecured Facility Documentation shall provide that the Borrower shall pay (a) all reasonable out-of-pocket expenses of the Agents and the Arrangers associated with the syndication of the Senior Unsecured Facility and the preparation, execution, delivery and administration of the Senior Unsecured Facility Documentation and any amendment, waiver or modification with respect thereto (including the reasonable fees, disbursements and other charges of one US counsel and one Canadian counsel and one local counsel, as necessary, in each relevant jurisdiction for all
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of the Credit Facilities and all of the Agents and the Arrangers) and (b) all out-of-pocket expenses of the Agents and the Lenders (including the fees, disbursements and other charges of one counsel) in connection with the enforcement of the Senior Unsecured Facility Documentation.

The Agents, the Arrangers and the Lenders (and their respective affiliates, controlling persons, officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the proposed transactions, including, but not limited to, the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Permitted Reorganizations:	The Senior Unsecured Facility Documentation shall contain provisions to permit (notwithstanding any default that would otherwise arise under the Senior Unsecured Facility Documentation as a result of any change of control provision or any other term, condition, covenant or event of default) a reorganization of the Borrower and/or Holdings and their respective direct and/or indirect subsidiaries as a consequence of the application of the Canadian “SIFT” rules and any related tax and corporate reorganization, and to permit an assumption of the Senior Unsecured Facility Documentation by the ultimate parent resulting from such reorganization and/or any subsidiaries thereof (the “New Borrower”), provided that (a) the New Borrower shall be solvent and organized under the laws of Canada, the United States, or a province or state thereof, (b) the New Borrower shall assume all obligations of the Borrower and Holdings and their respective subsidiaries (if applicable), and the ultimate parent, if not the New Borrower, will provide a guarantee of the New Borrower’s obligations and security (including provisions of any guarantees and subordination agreements from subsidiaries or affiliates of the ultimate parent), and the New Borrower shall deliver a legal opinion of Bennett Jones LLP and/or Mayer Brown LLP or other independent counsel reasonably satisfactory to the Administrative Agent that all such assumption agreements, guarantees and subordinations are enforceable in accordance with their terms, (c) no default or event of default shall have occurred and be continuing nor will result therefrom, (d) the reorganization shall not result in any adverse tax consequences related to withholding tax or similar amounts on payments to the Lenders, (e) the reorganization shall not result in any changes to the creditworthiness of the Borrower and its subsidiaries other than permitted changes to be agreed and (f) the Administrative Agent shall receive such other representations and warranties, assurances, legal opinions (subject to customary qualifications and assumptions) and other documents with respect to such
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reorganization as may be reasonably requested by the Administrative Agent including, without limitation, to preserve as against the New Borrower and other entities resulting from the reorganization the substance of the reporting requirements, affirmative and negative covenants and events of default.

Governing Law and Forum:	New York.

U.S. Counsel to the Administrative Agent and the Arrangers:	Simpson Thacher & Bartlett LLP.

Canadian Counsel to the Administrative Agent and the Arrangers:	Burnet, Duckworth & Palmer LLP.
Commitment Letter Term Sheet — Senior Unsecured Facility

Annex I to Exhibit B
Summary of Terms and Conditions
of Exchange Notes
          Capitalized terms used but not defined herein have the meanings given in the Summary of Terms and Conditions of the Senior Unsecured Facility to which this Annex I is attached.

Issuer:	The Borrower will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”). The Borrower in its capacity as issuer of the Exchange Notes is referred to as the “Issuer.”

Guarantors:	Same as the Initial Loans.

Principal Amount:	The Exchange Notes will be available only in exchange for the Initial Loans on or after the Initial Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount (including any accrued interest not required to be paid in cash) of the Initial Loan for which it is exchanged.

Maturity:	The Exchange Notes will mature on the eighth anniversary of the Closing Date.

Interest Rate:	[Information relating to the pricing of the Exchange Notes has been omitted].

Mandatory Redemption:	The Issuer will be required to redeem the Exchange Notes (other than the Fixed Rate Exchange Notes) and, if outstanding, prepay the Initial Loans on a pro rata basis, at par plus accrued and unpaid interest, from 100% of the net cash proceeds (after deduction of, among other things, amounts required, if any, to repay the Senior Secured Facilities) of the sale of any assets outside the ordinary course of business and the incurrence of any debt (including the Senior Notes, but excluding any Incremental Facility) (in each case subject to exceptions and baskets to be agreed including, in the case of asset sales, a right to reinvest within 12 months of sale). In addition, the Issuer will be required to redeem the Exchange Notes (other than the Fixed Rate Exchange Notes) and prepay Initial Loans upon the occurrence of a change of control, which will be defined to exclude a Permitted Reorganization (which redemption or prepayment shall be at 100% of the principal amount of such Exchange Notes or Initial Loans, as the case may be, plus accrued and unpaid interest).

Optional Redemption:	Subject to the following paragraph, the Exchange Notes will be redeemable at the option of the Issuer, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date.

(i) Any Lender (other than any Commitment Party) that holds an Exchange Note, at any time, and (ii) any Commitment Party that
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sells an Exchange Note to a third party, at the time of sale, shall have the right to fix the interest rate on such Exchange Note (a “Fixed Rate Exchange Note”) at a rate equal to (a) the then applicable rate of interest or (b) in the case of clause (ii) above, upon the representation of such Lender that a higher rate (such higher rate, the “Transfer Rate”) would be necessary in order to permit such Lender to transfer such Exchange Note to a third party and receive consideration equal to the principal amount thereof plus all accrued and unpaid interest to the date of such transfer, the Transfer Rate; provided, that such Transfer Rate shall not exceed the interest rate cap applicable to the Exchange Notes. If such Lender exercises such right, such Exchange Note will be (a) non-callable for the first four years from the Initial Loan Maturity Date and (b) thereafter, callable at par plus accrued interest plus a premium equal to (i) 50% of the coupon in effect on the date of sale of such Exchange Notes to a third party purchaser or (ii) if the Transfer Rate was used, 50% of the Transfer Rate, which premium in either case shall decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the maturity of the Exchange Notes. The Fixed Rate Exchange Notes will also be subject to customary equity clawback features.

Mandatory Offer to Purchase:	The Issuer will be required to offer to repurchase the Fixed Rate Exchange Notes upon the occurrence of a change of control, which will be defined to exclude a Permitted Reorganization (which offer shall be at 101% of the principal amount of such Fixed Rate Exchange Notes plus accrued and unpaid interest).

The Issuer will also be required to offer to repurchase Fixed Rate Exchange Notes, subject to customary exceptions including prior rights of senior ranking secured lenders and subject to a 12 month reinvestment period, upon the consummation of asset sales (which offer shall be at 100% of the principal amount of such Fixed Rate Exchange Note plus accrued and unpaid interest).

Registration Rights:	The Issuer will file within 90 days after the Initial Loan Maturity Date, and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as described below). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of Exchange Notes but in no event longer than two years from the Initial Loan Maturity Date. If within 180 days from the Initial Loan Maturity Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute
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Notes”) in exchange for all outstanding Exchange Notes and Initial Loans (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Issuer will pay liquidated damages of 1.00% per annum on the principal amount of Exchange Notes and Initial Loans outstanding to holders thereof who are, or would be, unable freely to transfer Exchange Notes from and including the 181st day after the date of the first issuance of Exchange Notes to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages may be payable, at the option of the Borrower, in the form of additional Initial Loans or Exchange Notes, as applicable, if the then interest rate thereon exceeds the applicable interest rate cap). The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder. In addition, unless and until the Issuer has consummated the Registered Exchange Offer and, if required, caused the Shelf Registration Statement to become effective, the holders of the Exchange Notes will have the right to “piggy-back” the Exchange Notes in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes and Initial Loans will be redeemed or repaid from the proceeds of such securities.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Similar to those in an indenture governing a high-yield senior note issue, but modified to include additional restrictions customary in interim facilities.

Events of Default:	Similar to those in an indenture governing a high-yield senior note issue, but modified to include additional events of default customary in interim facilities.

Permitted Reorganizations:	The Indenture shall contain provisions to permit (notwithstanding any default that would otherwise arise under the Indenture as a result of any change of control provision or any other term, condition, covenant or event of default) a reorganization of the
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Issuer and/or Holdings and their respective direct and/or indirect subsidiaries as a consequence of the application of the Canadian “SIFT” rules and any related tax and corporate reorganization, and to permit an assumption of the Exchange Notes by the ultimate parent resulting from such reorganization and/or any subsidiaries thereof (the “New Issuer”), provided that (a) the New Issuer shall be solvent and organized under the laws of Canada, the United States, or a province or state thereof, (b) the New Issuer shall assume all obligations of the Issuer and Holdings and their respective subsidiaries (if applicable), and the ultimate parent, if not the New Issuer, will provide a guarantee of the New Issuer’s obligations and security (including provisions of any guarantees and subordination agreements from subsidiaries or affiliates of the ultimate parent), and the New Issuer shall deliver a legal opinion (subject to customary qualifications and assumptions) of Bennett Jones LLP and/or Mayer Brown LLP or other independent counsel reasonably satisfactory to the trustee that all such assumption agreements, guarantees and subordinations are enforceable in accordance with their terms, (c) no default or event of default shall have occurred and be continuing nor will result therefrom, (d) the reorganization shall not result in any adverse tax consequences related to withholding tax or similar amounts on payments to the noteholders, (e) the reorganization shall not result in any changes to the creditworthiness of the Issuer and its subsidiaries other than permitted changes to be agreed and (f) the trustee shall receive such other representations and warranties, assurances, legal opinions and other documents with respect to such reorganization as may be reasonably requested including, without limitation, to preserve as against the New Issuer and other entities resulting from the reorganization the substance of the reporting requirements, affirmative and negative covenants and events of default.

Governing Law and Forum:	New York.
Commitment Letter Term Sheet — Senior Unsecured Facility

Exhibit C
          The availability of the Credit Facilities, in addition to the conditions set forth in Exhibits A and B, shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings given in said Exhibits.
(a)  Each Loan Party shall have executed and delivered Senior Secured Credit Documentation satisfactory to the Commitment Parties, acting reasonably, and, if applicable, Senior Unsecured Facility Documentation satisfactory to the Commitment Parties, acting reasonably, holding commitments under the Commitment Letter in respect of the Senior Unsecured Facility.
(b)  The Borrower shall have received (i) as a condition to the funding of the Senior Secured Facilities, $400,000,000 (subject to reduction as set forth in Exhibit B) in gross cash proceeds from the issuance of the Senior Notes on reasonably satisfactory terms or the borrowing of Initial Loans under the Senior Unsecured Facility, as applicable, and (ii) as a condition to the funding of the Senior Unsecured Facility, $800,000,000 in gross cash proceeds from the borrowing of Term Loans under the Senior Secured Facilities. The fees and expenses related to the Transaction shall not exceed the amount set forth under “Payment of Fees and Expenses” in the Table set forth in Annex B of the Commitment Letter without the approval of the Arrangers, not to be unreasonably withheld.
(c)  The Transaction shall have been consummated, or substantially simultaneously with the initial borrowing under the Senior Secured Credit Facilities shall be consummated, in accordance with the Transaction Agreement (and no provision of the Transaction Agreement (including the disclosure schedules thereto) in the form most recently delivered to the Arrangers on or prior to the date hereof (the “Draft Transaction Agreement”) shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders without the consent of the Arrangers, which consent shall not be unreasonably withheld or delayed). The sources and uses of funding for the Transaction shall be substantially consistent with the Table set forth in Annex B of the Commitment Letter (giving effect to the footnotes therein, and with such other changes as may be agreed between the Borrower and the Arrangers, each acting reasonably) and the terms of such funding sources shall be consistent with the terms hereof or otherwise satisfactory to the Arrangers. Substantially all of the existing indebtedness of the Target and its subsidiaries (excluding those Convertible Securities that are not converted or redeemed on or prior to the Closing Date) shall have been repaid, or substantially simultaneously with the initial borrowing under the Senior Secured Credit Facilities shall be repaid, on satisfactory terms and all related security interests released or arrangements shall have been made which are reasonably satisfactory to the Administrative Agent for the repayment thereof and release of all related security interests within an agreed period.
(d)  The Lenders, the Agents and the Arrangers shall have received all fees and invoiced expenses required to be paid on or before the Closing Date.
(e)  The government and third party approvals required under Section 6.1 of the Draft Transaction Agreement shall have been obtained on reasonably satisfactory terms. No Governmental Authority (as defined in the Draft Transaction Agreement) of competent jurisdiction shall have issued, promulgated, enforced or entered any Order (as defined in the Draft Transaction Agreement), temporary restraining order, preliminary or permanent injunction, or other legal restraint or prohibition that is continuing and which prevents the
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consummation of the Merger (as defined in the Draft Transaction Agreement). There shall not be any pending suit, action or proceeding asserted by any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated under the Transaction Agreement.
(f)  /The Lenders shall have received (i) audited consolidated financial statements of the Trust for its two most recent fiscal years and of the Target for its three most recent fiscal years, (ii) unaudited consolidated financial statements of each of the Trust and the Target for each fiscal quarter ended after the latest fiscal year referred to in clause (i) above, and at least 45 days prior to the Closing Date, and unaudited consolidated financial statements for the same period of the prior fiscal year and (iii) all other financial statements for completed or pending acquisitions that may be required under Regulation S-X of the Securities Act of 1933, as amended (“Regulation
S-X”).
(g)  The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as at the date of the most recent balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of operations for the 12-month period ending on such date, in each case adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby as if such transactions had occurred on such date or on the first day of such period, as applicable, prepared in accordance with Regulation S-X and consistent in all material respects with information previously provided by the Borrower.
(h)  The pro forma ratio of total debt of the Borrower and its consolidated subsidiaries to Adjusted EBITDA shall not exceed 2.00 to 1.0, and the Borrower shall have provided satisfactory support for such calculations. As used herein, “Adjusted EBITDA” means consolidated EBITDA of the Borrower and the Target for the 12-month period ended on the date of the most recent available quarterly financial statements, subject to adjustments permitted by Regulation S-X and such other adjustments as the Arrangers reasonably determines reflect the pro forma financial condition of the Borrower and may be used in the offering memorandum or prospectus for the Senior Notes.
(i)  The Lenders shall have received satisfactory projections through 2014.
(j)  Subject to the twelfth paragraph of the Commitment Letter, all actions necessary (including obtaining lien searches) to establish that the Administrative Agent will have a perfected first priority security interest in the collateral under the Senior Secured Facilities shall have been taken, and, in connection with real estate collateral, the Administrative Agent shall have received satisfactory title insurance policies, surveys and other customary documentation to the extent reasonably requested by it.
(k)  The Administrative Agent shall have received such legal opinions (including opinions (i) from counsel to the Borrower, and (ii) from such special and local counsel as may be required by the Administrative Agent), certificates (including a chief financial officer’s solvency certificate), documents and other instruments as are customary for transactions of this type or as it may reasonably request.
(l)  As a condition to the funding of the Senior Unsecured Facility, the Borrower shall have delivered preliminary offering memoranda or preliminary prospectuses and other marketing materials relating to the Senior Notes usable in a customary high-yield road
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show (which shall comply with the rules and regulations (including Regulation S-X) of the Securities Act of 1933, as amended) and the investment bank engaged to place the Senior Notes shall have been afforded a reasonable period, which shall not be less than 30 days, following the receipt of such documentation to place the Senior Notes with qualified purchasers thereof.
(m)  (i) As a condition to the funding of the Senior Secured Facilities, the Borrower shall have received corporate ratings and ratings on the Senior Secured Facilities, in each case from both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) at least 30 days prior to funding, and (ii) as a condition to funding the Senior Unsecured Facility, the Borrower shall have received corporate ratings and ratings on the Senior Secured Facilities, in each case from both Moody’s and S&P at least 30 days prior to funding.
Commitment Letter